Exhibit 5.1

January 26, 2006

Inovio Biomedical Corporation

11494 Sorrento Valley Road

San Diego, CA  92121

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”) for the registration of 13,782,127 shares (the “Shares”) of common stock, par value $.001 per share (the “Common Stock”), of Inovio Biomedical Corporation, a Delaware corporation (the “Company”), consisting of:

1.                                       55,518  shares of Common Stock issued as dividends to holders of the Company’s Series A Cumulative Convertible Preferred Stock, Series B Cumulative Convertible Preferred Stock and Series C Cumulative Convertible Preferred Stock on March 31, 2005, June 30, 2005 and/or September 30, 2005;

2.                                       (a)                                  9,892,735 shares of Common Stock, and

(b)                                 3,462,451 shares of Common Stock issuable upon exercise of warrants,

which were originally issued in a private placement completed on December 30, 2005 (the “December 2005 Private Placement”);

3.                                       96,821 shares of Common Stock issued in a private placement to accredited investors in January 2005 (the “January 2005 Private Placement”);

4.                                       161,507 shares of Common Stock issuable upon exercise of warrants, which were originally issued in the January 2005 Private Placement to Baystar Capital II, LP, an accredited investor, and which Baystar Capital II, LP transferred to SDS Capital Group SPC, Ltd. in October 2005; and

5.                                       113,095 shares of Common Stock issuable upon exercise of warrants, which were originally issued in a private placement to Xmark Fund, LP and Xmark Fund, Ltd., accredited investors, in September 2003 and which Xmark Fund, LP and Xmark Fund, Ltd. transferred to Crestview Capital Masters LLC in December 2005.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a Fact Certificate from an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that

A.                                   (i)                                     55,518  of the Shares issued as dividends and referred to in paragraph numbered 1 above,

(ii)                                  9,892,735 of the Shares acquired pursuant to the December 2005 Private Placement and referred to in the paragraph numbered 2(a) above, and

(iii)                               96,821 of the Shares acquired pursuant to the January 2005 Private Placement and referred to in the paragraph numbered 3 above are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company;

B.                                     (i)                                     3,462,451 of the Shares issuable upon exercise of warrants and referred to in the paragraph numbered 2(b) above,

(ii)                                  161,507 of the Shares issuable upon exercise of warrants and referred to in the numbered paragraph 4 above, and

(iii)                               113,095 of the Shares issuable upon exercise of warrants and referred to in the numbered paragraph 5 above are duly authorized for issuance by the Company and upon exercise of such warrants and payment of the applicable exercise price in accordance with the terms of the applicable warrants will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP